                                                                     EXHIBIT 2.3



                             TAX SHARING AGREEMENT


                                     among


                           Valero Energy Corporation


                     Valero Refining and Marketing Company


                                      and

                                PG&E Corporation

                               TABLE OF CONTENTS

                                                                                           Page

SECTION 1.               DEFINITION OF TERMS............................................     1

SECTION 2.               ALLOCATION OF TAX LIABILITIES..................................     6

        2.01             General Rule...................................................     6
        2.02             Allocation of Federal Income Tax...............................     6
        2.03             Allocation of State Income Taxes...............................     7
        2.04             Allocation of Other Taxes......................................     8
        2.05             Transaction Taxes..............................................     9

SECTION 3.               ALLOCATION OF TAX CREDIT CARRYFORWARDS.........................    10

        3.01             Allocation of Alternative Minimum Tax
                          Credit Carryforwards..........................................    10
        3.02             Allocation of Other Credit Carryforwards.......................    10

SECTION 4.               PREPARATION AND FILING OF TAX RETURNS..........................    11

        4.01             General........................................................    11
        4.02             Refining's Responsibility......................................    11
        4.03             Valero's Responsibility........................................    11
        4.04             Consistent Tax Accounting Practices............................    12
        4.05             Consolidated or Combined Return................................    12
        4.06             Right to Review Tax Returns....................................    12
        4.07             Claims for Refund, Carrybacks, and Self-Audit Adjustments......    13

SECTION 5.               TAX PAYMENTS AND INTERCOMPANY BILLINGS.........................    14

        5.01             Payment of Taxes with Respect to Valero Federal
                          Consolidated Income Tax Returns Filed After the Time of
                          Distribution..................................................    14
        5.02             Payment of Federal Income Tax Related to Adjustments...........    15
        5.03             Payment of Consolidated or Combined State Income Tax
                          With Respect to Returns Filed After the Time of Distribution..    16
        5.04             Payment of State Income Taxes Related to Adjustments...........    16
        5.05             Payment of Separate Company Taxes..............................    17

SECTION 6.               TAX BENEFITS FOR ACCOUNT OF OTHER PARTY........................    17

SECTION 7.               ASSISTANCE AND COOPERATION.....................................    18

        7.01             General........................................................    18
        7.02             Income Tax Return Information..................................    18

SECTION 8.               TAX RECORDS....................................................    18

SECTION 9.               TAX CONTESTS...................................................    19

        9.01             Notices........................................................    19
        9.02             Control of Tax Contest.........................................    20

SECTION 10.              EFFECTIVE DATE; TERMINATION OF PRIOR INTERCOMPANY TAX
                          ALLOCATION AGREEMENTS

SECTION 11.              NO INCONSISTENT ACTIONS........................................    20

SECTION 12.              SURVIVAL OF OBLIGATIONS........................................    21

SECTION 13.              EMPLOYEE MATTERS...............................................    22

SECTION 14.              TREATMENT OF PAYMENTS; TAX GROSS UP............................    22

SECTION 15.              DISAGREEMENTS..................................................    22

SECTION 16.              LATE PAYMENTS..................................................    23

SECTION 17.              EXPENSES.......................................................    23

SECTION 18.              GENERAL PROVISIONS.............................................    23

                             TAX SHARING AGREEMENT


          This Agreement is made and entered into as of ______________, 1997 by and between Valero Energy Corporation, a Delaware corporation ("Valero"), Valero Refining and Marketing Company, a Delaware corporation ("Refining") and PG&E Corporation, a California corporation ("Acquiror"). Valero and Refining are sometimes collectively referred to herein as the "Companies." Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

          WHEREAS, as of the date hereof, Valero is the common parent of an affiliated group of corporations, including Refining, which has elected to file consolidated federal income tax returns; and

          WHEREAS, the Companies have entered into a Distribution Agreement setting forth the corporate transaction pursuant to which Valero will distribute Refining's common stock to Valero shareholders in a transaction intended to qualify as a tax-free distribution under Section 355 of the Code; and

          WHEREAS, as a result of the Distribution, Refining and its respective subsidiaries, will cease to be members of the affiliated group of which Valero is the common parent, effective as of the Time of Distribution; and

          WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transaction contemplated by the Distribution Agreement, and to provide for and agree upon other matters relating to Taxes;

          NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the Companies and Acquiror hereby agree as follows:


          SECTION 1. DEFINITION OF TERMS. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings.

          "ACCOUNTING FIRM" shall have the meaning provided in Section 15.

          "ACQUIROR" means PG&E Corporation, a California corporation.

          "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority or with any ad-ministrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

          "AGREEMENT" shall mean this Tax Sharing Agreement.

          "ALLOCATED FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 5.01(b)(i).

          "CARRYBACK" means any net operating loss, net capital loss, excess tax credit or other similar Tax Item which may or must be carried from one Tax Period to another Tax Period under the Code or other applicable Tax Law.

          "CODE" means the United States Internal Revenue Code of 1986, as amended, or any successor law.

          "COMPANIES" means Valero and Refining, collectively, and "COMPANY" means any one of Valero or Refining.

          "CONSOLIDATED OR COMBINED INCOME TAX" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

          "CONSOLIDATED TAX LIABILITY" means, with respect to any Valero Federal Consolidated Income Tax Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(a) and any interest, penalties, additions to tax, or additional amounts in respect thereto; provided that such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55; and provided further that in the case of the Tax Period which includes the Time of Distribution, the Consolidated Tax Liability shall be computed as if the Time of Distribution were the last day of the Tax Period.

          "CUMULATIVE FEDERAL TAX PAYMENT" shall have the meaning provided in
Section 5.01(b)(ii).

          "DISTRIBUTION AGREEMENT" means the agreement setting forth the corporate transaction required to effect the distribution to Valero shareholders of all the outstanding common stock of Refining, and to which this Agreement is attached as an exhibit.

          "DISTRIBUTION" means the distribution to Valero shareholders at the Time of Distribution of all of the outstanding common stock of Refining owned by Valero.

          "EFFECTIVE TIME" shall have the meaning provided in the Merger Agreement.

          "FEDERAL INCOME TAX" means any Tax imposed by Subtitle A of the Code.

          "GROUP" means the Valero Group or the Refining Group, as the context requires.

          "INCOME TAX" means any Federal Income Tax or State Income Tax.

          "MERGER" means the merger of [PG&E SubCo] with and into Valero as described in the Merger Agreement.

          "MERGER AGREEMENT" means the Agreement and Plan of Merger between Valero and Acquiror and [PG&E SubCo] dated as of ____________ 1997.

          "PAYMENT DATE" means (i) with respect to any Valero Federal Consolidated Income Tax Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code
Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

          "POST-DISTRIBUTION PERIOD" means any Tax Period beginning after the Time of Distribution.

          "PRE-DISTRIBUTION PERIOD" means any Tax Period ending on or before the Time of Distribution.

          "PRIME RATE" means the base rate on corporate loans charged by Citibank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

          "PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among the Valero Group, and the Refining Group as of the Time of Distribution (other than this Agreement and other than any such agreement or arrangement between or among persons who are members of a single Group).

          "PROHIBITED ACTION" shall have the meaning provided in Section 11.

          "REFINING" means Valero Refining and Marketing Company, a Delaware corporation, and any successor.

          "REFINING ADJUSTMENT" means any proposed adjustment by a Tax Authority or any claim for a Tax refund to the extent the Refining Group would be exclusively liable for any resulting Tax under this Agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

          "REFINING GROUP" means the VRM Group as that term is defined in the Distribution Agreement.

          "REFINING GROUP PRIOR FEDERAL TAX LIABILITY" shall have the meaning provided in Section 2.02(b)(ii).

          "REFINING GROUP PRIOR STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(B).

          "REFINING GROUP RECOMPUTED FEDERAL TAX LIABILITY" shall have the meaning provided in Section 2.02(b)(i).

          "REFINING GROUP RECOMPUTED STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(A).

          "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

          "SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

          "STATE INCOME TAX" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

          "SUBSIDIARY" shall have the meaning set forth in the Merger Agreement.

          "TAX" or "TAXES" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

          "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

          "TAX BENEFIT" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

          "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Subsidiaries (including any administrative or judicial review of any claim for refund) for any Tax Period ending on or before the Time of Distribution.

          "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, expense, or credit.

          "TAX LAW" means the law of any governmental entity or political subdivision thereof relating to any Tax.

          "TAX OPINION" means the opinion letter to be issued by Valero's tax counsel as required by the Merger Agreement.

          "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

          "TAX RECORDS" means Tax Returns, Tax Return work-papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained, or that have been maintained, under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

          "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing and including any amendments or supplements to any of the foregoing.

          "TIME OF DISTRIBUTION" means the Time of Distribution as that term is defined in the Distribution Agreement.

          "TRANSACTION" means the events contemplated by the Distribution Agreement and by the Merger Agreement.

          "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

          "VALERO" means Valero Energy Corporation, a Delaware corporation, and any successor.

          "VALERO ADJUSTMENT" means any proposed adjustment by a Tax Authority or any claim for a Tax refund to the extent the Valero Group would be exclusively liable for any resulting Tax under this agreement and exclusively entitled to receive any resulting Tax Benefit under this Agreement.

          "VALERO FEDERAL CONSOLIDATED INCOME TAX RETURN" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Valero as the common parent and includes any member of the Refining Group.

          "VALERO GROUP" means the Company Group as that term is defined in the Distribution Agreement.

          "VNG DECEMBER 31, 1996 BALANCE SHEET" means the VNG December 31, 1996 Balance Sheet as that term is defined in the Merger Agreement.


          SECTION 2.  ALLOCATION OF TAX LIABILITIES.  The provisions of this
Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Distribution Periods. Once the liability has been determined under this Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to another Company.

          2.01  GENERAL RULE.

          (a) Valero Liability. The Valero Group shall be liable for all Taxes not specifically allocated to the Refining Group under this Section 2. Valero shall indemnify and hold harmless the Refining Group from and against any liability for Taxes for which the Valero Group is liable under this Section 2.01(a).

          (b) Refining Liability. Refining shall be liable for, and shall indemnify and hold harmless the Valero Group from and against any liability for Taxes which are allocated to the Refining Group under this Section 2.

          2.02 ALLOCATION OF FEDERAL INCOME TAX. Except as provided in Sections 2.04 and 2.05, Federal Income Tax shall be allocated as follows:

          (a) Allocation of Tax Reported on Valero Federal Consolidated Income Tax Returns Filed After the Time of Distribution. With respect to any Valero Federal Consolidated Income Tax Return filed after the Time of Distribution, the Consolidated Tax Liability shall be allocated among the Valero and Refining Groups in accordance with the method prescribed in Treasury Regulation Sections 1.1502-33(d)(3) and 1.1552-1(a)(2) (as in effect on the date hereof) determined by treating each Group as a single member of the consolidated group. For purposes of such allocation the fixed percentage of additional amounts to be allocated under Treasury Regulation Section 1.1502-33(d)(3)(i) shall be 100%. Any amount so allocated to the Refining Group shall be a liability of Refining to Valero under this Section 2. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the Valero Group and the Refining Group to the extent permitted by the Code.

          (b) Allocation of Valero Federal Consolidated Income Tax Return Tax Adjustments. If there is any adjustment to the reported Consolidated Tax Liability with respect to any Valero

Federal Consolidated Income Tax Return, or to such Consolidated Tax Liability as previously adjusted, Refining shall be liable to Valero for the excess (if any) of:

          (i) the Consolidated Tax Liability that would have been allocated to the Refining Group in accordance with Section 2.02(a), taking into account any adjustments to the reported Consolidated Tax Liability, or to such Consolidated Tax Liability as previously adjusted (the "Refining Group Recomputed Federal Tax Liability"); over

         (ii) the Consolidated Tax Liability allocated to the Refining Group in accordance with Section 2.02(a) based on the return as filed (or if applicable, as previously adjusted) (the "Refining Group Prior Federal Tax Liability").

If the Refining Group Prior Federal Tax Liability exceeds the Refining Group Recomputed Federal Tax Liability, Valero shall be liable to Refining for such excess.

          2.03 ALLOCATION OF STATE INCOME TAXES. Except as provided in Sections 2.04 and 2.05, State Income Taxes shall be allocated as follows:

          (a) Separate Company Taxes. In the case of any State Income Tax which is a Separate Company Tax, Refining shall be liable for such Tax imposed on any members of the Refining Group, and Valero shall be liable for such Tax imposed on any members of the Valero Group.

          (b) Consolidated or Combined State Income Taxes. In the case of any Consolidated or Combined State Income Tax, the liability of Refining with respect to such Tax for any Tax Period shall be computed as follows:

         (i) Allocation of Tax Reported on Tax Returns Filed after the Time of Distribution. In the case of any Consolidated or Combined State Income Tax reported on any Tax Return filed after the Time of Distribution, Refining shall be liable to Valero for the excess (if any) of:

               (A) the State Income Tax liability computed by including all members of the Valero and Refining Groups in the filing of a Consolidated or Combined Tax Return based on the income, apportionment factors, and other items of such members; over

               (B) the State Income Tax liability computed as if only the Valero Group members had filed a Consolidated or Combined Tax Return based upon the income, apportionment factors, and other items of such members.

          (ii) Allocation of Consolidated or Combined State Income Tax Adjustments. If there is any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return (or as previously adjusted), Refining shall be liable to Valero for the excess (if any) of:

               (A) the State Income Tax liability computed as if all members of the Refining Group included in the Tax Return had filed a Consolidated or Combined Tax Return based upon the income, apportionment factors, and other items of such members as so adjusted (the "Refining Group Recomputed State Tax Liability"); over

               (B) the State Income Tax liability computed as if all members of the Refining Group included in the Tax Return had filed a Consolidated or Combined Tax Return based upon the income, apportionment factors, and other items of such members as previously reported (or, if applicable, as previously adjusted) (the "Refining Group Prior State Tax Liability").

If the Refining Group Prior State Tax Liability exceeds the Refining Group Recomputed State Tax Liability, Valero shall be liable to Refining for such excess.

          2.04  ALLOCATION OF OTHER TAXES.  Except as provided in this Section
2.04 or Section 2.05, all Taxes other than those specifically allocated pursuant to Section 2.02 or 2.03 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed. Refining shall be liable for all Taxes imposed on any member of the Refining Group and Valero shall be liable for all Taxes imposed on any member of the Valero Group, except that Refining shall be liable for all Taxes (other than Income Taxes) with respect to Tax Periods ending on or before December 31, 1996 (or, with respect to Taxes that are not assessed with respect to periods, such Taxes due and payable on or before December 31, 1996), except for such Taxes provided for in the VNG December 31, 1996 Balance Sheet, but only to the extent such Taxes exceed $5,000,000 in the aggregate, and except that Refining shall not be liable with respect to any Tax or Tax Return which is (i) the subject of the litigation set forth and described in Section I, paragraphs 3 through 6, of Schedule 5.1(l) of the Merger Agreement (the "Existing Tax Claims"), or (ii) heretofore or hereafter made a subject of any claim, demand or litigation involving claims substantially similar to those asserted in the Existing Tax Claims. The Companies believe that there is no Tax not specifically allocated pursuant to Section 2.02 or 2.03 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies, or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

          2.05  TRANSACTION TAXES.

          (a) Refining Liability. Except with respect to any liability with respect to any Tax that is reflected on the VNG December 31, 1996 Balance Sheet, and except to the extent of Valero's liability pursuant to Section 2.05(b) below, Refining shall be liable for all Taxes resulting from the Transaction including:

                 (i) Any sales and use, gross receipts, or other transfer Taxes resulting from the Transaction;

                 (ii) any Tax resulting from any income or gain recognized under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any comparable provisions of other applicable Tax Laws) as a result of the Transaction;

                 (iii) any Tax resulting from any income or gain recognized as a result of the Transaction contemplated by the Distribution
          Agreement failing to qualify for tax-free treatment under Code Section 355 or 361(c), or other provisions of the Code or other applicable
          Tax Laws, or as a result of the Merger failing to constitute a "reorganization" under Code Section 368 or any comparable provisions of other applicable Tax Laws (as contemplated in the Merger Agreement);

provided, however, that Refining shall be liable for Taxes described in Section
--------  -------
2.05(a)(i) and Section 2.05(a)(ii) only to the extent that the aggregate amount of such Taxes exceeds $3,000,000. For purposes of this Section 2.05(a),any increase in Tax resulting from any disallowance of deductions pursuant to
Section 162(m) of the Code or Section 280G of the Code shall be treated as a Tax resulting from the Transaction and described in Section 2.05(a)(ii); provided,
                                                                     --------
however, that this sentence shall not apply to any such Tax reflected on the VNG
-------
December 31, 1996 Balance Sheet.

          (b) Indemnity for Inconsistent Acts and Misrepresentations. Valero shall be liable for, and shall indemnify and hold harmless the Refining Group from and against any liability for, any Tax (described in subparagraph (a)(iii)) above but only to the extent resulting solely from any breach of Valero's covenants under Section 11 of this Agreement. Acquiror shall be liable for, and shall indemnify and hold harmless the Refining Group from and against any liability for, any Tax described in subparagraph (a)(iii) above but only to the extent resulting either (x) from any breach of Acquiror's representations or covenants under Section 11 of this Agreement or (y) from the inaccuracy of any factual statements or representations made by Acquiror and relating to Acquiror or its Subsidiaries (other than the Valero Group) in connection with the Tax Opinion.

          SECTION 3.  ALLOCATION OF TAX CREDIT CARRYFORWARDS.

          3.01  ALLOCATION OF ALTERNATIVE MINIMUM TAX CREDIT CARRYFORWARDS.
With respect to the Valero Federal Consolidated Income Tax Return filed for calendar year 1995, the consolidated minimum tax credit carryforward ("Consolidated MTC") reported therein is allocated among the Valero and Refining Groups as follows:

                    Valero Group         $ 6,049,232
                    Refining Group        15,266,111
                                         -----------
                    Total                $21,315,343

Valero and Refining mutually represent that no additional amount of Consolidated MTC is expected to be generated nor is any Consolidated MTC expected to be utilized on the Valero Federal Consolidated Income Tax Return for calendar year 1996. Any adjustments to the above amounts for Tax Periods ending after 1995 and on or before the Time of Distribution shall be allocated among the Valero and Refining Groups in accordance with the principles of Code Section 53 and Proposed Treasury Regulation 1.1502-55(h)(6)(ii).

          3.02 ALLOCATION OF OTHER CREDIT CARRYFORWARDS. With respect to the Valero Federal Consolidated Income Tax Return filed for calendar year 1995, the consolidated general business credit carryforward ("Consolidated GBC") reported therein is allocated among the Valero and Refining Groups as follows:

                    Valero Group        $ 4,920,738
                    Refining Group       11,119,818
                                        -----------
                    Total               $16,040,556

Any adjustments to the above amounts of Consolidated GBC or any other credits allowable against any Tax for Tax Periods ending after 1995 and on or before the Time of Distribution shall be allocated among the Valero and Refining Groups in accordance with past tax accounting practices used with respect to such credits (unless such past practices are no longer permissible under the Code or other applicable Tax Law). Based upon the Companies' latest estimate of 1996 taxable income, the Consolidated GBC at the end of calendar year 1996 is as follows:

                    Valero Group         $245,621
                    Refining Group        274,349
                                         --------
                    Total                $519,970


          SECTION 4.  PREPARATION AND FILING OF TAX RETURNS.

          4.01 GENERAL. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Return under the Code or applicable Tax Law. The Companies shall provide, and shall cause their Subsidiaries to provide, assistance and cooperate with one another in accordance with Section 7 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

          4.02 REFINING'S RESPONSIBILITY. Refining shall have the exclusive obligation and right to properly prepare and timely file, or to cause to be properly prepared and timely filed:

          (a) Valero Federal Consolidated Income Tax Returns for Tax Periods ending on or before the end of the day on which the Time of Distribution occurs.

          (b) Tax Returns for State Income Taxes (excluding any amended returns, but including Tax Returns with respect to State Income Taxes that are Separate Company Taxes) which the Companies reasonably determine are required to be filed by the Companies or any of their Subsidiaries for Tax Periods ending on or before the end of the day on which the Time of Distribution occurs.

Nothing in this Section 4.02 shall impose on Refining any liability for any failure to file any Tax Return, or for failure to file any Tax Return when due, with respect to any Pre-Dis tribution Period if the due date for such return (including extensions) was prior to the Time of Distribution.

          4.03 VALERO'S RESPONSIBILITY. Valero shall prepare and file, or shall cause to be prepared and filed, Tax Returns required to be filed by or with respect to members of the Valero Group other than those Tax Returns which Refining is required to prepare and file under Section 4.02. The Tax Returns required to be prepared and filed by Valero under this Section shall include Tax Returns for Federal or State Income Taxes (excluding any amended returns, but including Tax Returns with respect to State Income Taxes that are Separate Company Taxes) which the Companies reasonably determine, in accordance with Valero's past practices, are required to be filed by any member of the Valero Group for Tax Periods ending after the end of the day on which the Time of Distribution occurs.

          4.04 CONSISTENT TAX ACCOUNTING PRACTICES. Any Tax Return for any Pre-Distribution Period and any Tax Return for any Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect Tax Items reported on any Tax Return for any Pre-Distribution Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Company whose Tax liability for such Tax Period will be most affected by such selection.

          4.05 CONSOLIDATED OR COMBINED RETURN. The Companies will elect and join, and will cause their respective Subsidiaries to elect and join, in filing consolidated, unitary, combined, or other similar Tax Returns with respect to any Tax Period ending on or before the end of the day on which the Time of Distribution occurs, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

          4.06  RIGHT TO REVIEW TAX RETURNS.

          (a) General. The Responsible Company with respect to any Tax Return shall make such Tax Return and related work-papers available for review by the other Companies during regular business hours, if requested, in the event (i) such Tax Return relates to Taxes for which the requesting party may be liable,
(ii) such Tax Return relates to Taxes for which the requesting party may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting party may have a claim for Tax Benefits under this Agreement, or (iv) the requesting party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review as required under this paragraph sufficiently in advance of, but in any event no later than thirty calendar days prior to, the due date for filing such Tax Returns to provide the requesting party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the Tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

          (b) Reporting of Transaction Tax Items. The Companies agree that the tax treatment reported on any Tax Return of Tax Items relating to the Transaction shall be consistent with the treatment of such item in the Tax Opinion. To the extent there is a Tax Item relating to the Transaction which is not covered by the Tax Opinion, the Companies shall agree on the tax treatment of any such Tax Item reported on any Tax Return. For this purpose, the tax treatment of such Tax Items on a Tax Return by the Responsible Company with respect to such Tax Return shall be agreed to by the other Company unless either
(i) such other Company reasonably believes that such tax treatment may result in a penalty or addition to Tax under applicable Tax Law, or (ii) such tax treatment is inconsistent with the tax treatment contemplated in the Tax Opinion. Such Tax Return shall be submitted for review pursuant to Section 4.06(a), and any dispute regarding such proper tax treatment shall be referred for resolution pursuant to Section 15, sufficiently in advance of the filing date of such Tax Return (including extensions) to permit timely filing of the return.

          (c) Execution of Returns Prepared by Other Party. In the case of any Tax Return which is required to be prepared and filed by one Company under this Agreement and which is required by law to be signed by another Company (or by its authorized representative), the Company which is legally required to sign such Tax Return (the "Signatory Company") shall not be required to sign such Tax Return under this Agreement if the Signatory Company reasonably believes that the tax treatment of the items reported on the Tax Return may result in a penalty or addition to Tax under applicable Tax Law.

          4.07  CLAIMS FOR REFUND, CARRYBACKS, AND SELF-AUDIT ADJUSTMENTS.

          (a) Consent Required for Adjustment Requests Related to Consolidated or Combined Income Taxes. Except as provided in paragraph (b) below, each of the Companies hereby agrees that, unless the other Company consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Distribution Period shall be filed, and (ii) any available elections to waive the right to claim, in any Pre-Distribution Period with respect to any Consolidated or Combined Income Tax, any Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Carryback. Any Adjustment Request which Valero consents to make under this Section 4.07 shall be prepared and filed by Refining under Section 4.02. Valero shall provide to Refining all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by Refining.

          (b) Exception for Adjustment Requests Related to Audit Adjustments. Each of the Companies shall be entitled, without the consent of the other Company, to require Refining to file an Adjustment Request to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Taxes for any Pre-Distribution Period. For example, if the Internal Revenue Service requires either Company to capitalize an item deducted for the taxable year 1993, the Company shall be entitled, without the consent of the other Company, to require Refining to file an Adjustment Request for the taxable year 1994 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1993.

          (c) Other Adjustment Requests Permitted. Nothing in this Section 4.07 shall prevent either Company or its Subsidiaries from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

          (d) Payment of Refunds. Any refunds or other Tax Benefits received by either Company (or any of its Subsidiaries) as a result of any Adjustment Request which are for the account of the other Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Subsidiary received) such refund or Tax Benefit to such other Company in accordance with
Section 6.


          SECTION 5.  TAX PAYMENTS AND INTERCOMPANY BILLINGS

          5.01 PAYMENT OF TAXES WITH RESPECT TO VALERO FEDERAL CONSOLIDATED INCOME TAX RETURNS FILED AFTER THE TIME OF DISTRIBUTION. In the case of any Valero Federal Consolidated Income Tax Return the due date for which (including extensions) is after the Time of Distribution,

          (a) Computation and Payment of Tax Due. At least thirty calendar days prior to any Payment Date, Refining shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.04 relating to consistent accounting practices) with respect to such Tax Return and shall notify Valero in writing of the amount of Tax required to be paid on or before such due date. Valero will pay such amount to the Internal Revenue Service on or before the due date.

          (b) Computation and Payment of Refining Liability With Respect to Tax Due. At least three business days before any Payment Date, Refining will pay to Valero the excess (if any) of --

                 (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the Refining Group as determined by Refining in a manner consistent with the provisions of Section 2.02(a) (relating to allocation of the Consolidated Tax Liability --) (the "Allocated Federal Tax Liability"), over

                 (ii) the cumulative net payments with respect to such Tax Return prior to such Payment Date by the members of Refining Group (the "Cumulative Federal Tax Payment").

If the Refining Group Cumulative Federal Tax Payment is greater than the Refining Group Allocated Federal Tax Liability, then Valero shall pay such excess to Refining within 10 business days following such Payment Date.

          (c) Deemed Cumulative Federal Tax Payment for First Payment Date After the Time of Distribution. For purposes of Section 5.01(b)(ii), the Refining Group's Cumulative Federal Tax Payment as of the first Payment Date after the Time of Distribution shall be deemed equal to the portion of the total payments of Tax by the affiliated group with respect to the Tax Return allocated to the Refining Group in accordance with Section 2.02(a) determined by substituting for the "tax liability of the group" as such term is used in Treasury Regulation
Section 1.1552-1(a)(2) the amount of such total payments of Tax. For example, if the Time of Distribution is March 1, 1997, and prior to April 15, 1997 (i.e., the first Payment Date after the Time of Distribution) the total payments of Tax by the affiliated group with respect to Valero's Federal Consolidated Income Tax Return for the year ended December 31, 1996 is $100x, the portion of such $100x deemed paid by the Refining Group as of April 15, 1997 (excluding the payment to be made on that date) would be determined under Section 2.02(a).

          (d) Interest on Intergroup Tax Allocation Payments. In the case of any payments required under paragraph (b) of this subsection 5.01, the payor shall also pay to the payee an amount of interest computed at the Prime Rate on the amount of the payment required under paragraph (b), as applicable, based on the number of days from the applicable Payment Date to the date of payment of the amount determined under such paragraph (b).

          5.02  PAYMENT OF FEDERAL INCOME TAX RELATED TO ADJUSTMENTS.

          (a) Adjustments Resulting in Underpayments. Valero shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Consolidated Federal Income Tax Liability with respect to any Valero Federal Consolidated Income Tax Return for any Pre-Distribution Period. Refining shall pay to Valero the Refining Group's share of any such additional Tax payment determined in accordance with Section 2.02(a) within 30 days from the later of (i) the date the additional Tax was paid by Valero or (ii) the date of receipt by Refining of a written notice and demand from Valero for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Refining shall also pay to Valero interest on the Refining Group's respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Valero to the date of its payment to Valero under this Section 5.02(a).

          (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Valero of any Tax Benefit resulting from any adjustment to the Consolidated Federal Income Tax Liability with respect to any Valero Federal Consolidated Income Tax Return for any Pre-Distribution Period, Valero shall pay to Refining the Refining Group's respective share of any such Tax Benefit determined in accordance with Section 2.02(a). Valero shall also pay to Refining interest on Refining Group's respective share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Valero to the date of payment to Refining under this Section 5.02(b).

          5.03 PAYMENT OF CONSOLIDATED OR COMBINED STATE INCOME TAX WITH RESPECT TO RETURNS FILED AFTER THE TIME OF DISTRIBUTION. In the case of any Tax Return for any Consolidated or Combined State Income Tax the due date for filing of which (including extensions) is after the Time of Distribution, at least thirty calendar days prior to any Payment Date with respect to such Tax Return, Refining shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.04 relating to consistent accounting practices) and shall notify Valero in writing of the amount of Tax required to be paid on or before such due date. Valero will pay such amount to such Tax Authority on or before the due date. At least three business days before such Payment Date, Refining shall pay to Valero the Tax liability allocable to the Refining Group as determined under the provisions of
Section 2.03(b)(i).

          5.04  PAYMENT OF STATE INCOME TAXES RELATED TO ADJUSTMENTS.

          (a) Adjustments Resulting in Underpayments. Valero shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Distribution Period. Refining shall pay to Valero the Refining Group's share of any such additional Tax payment determined in accordance with Section 2.03(b)(ii) within 30 days from the later of (i) the date the additional Tax was paid by Valero or (ii) the date of receipt by Refining of a written notice and demand from Valero for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Refining shall also pay to Valero interest on the Refining Group's respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Valero to the date of its payment to Valero under this Section 5.04(a).

          (b) Adjustments Resulting in Overpayments. Within 30 days of receipt by Valero of any Tax Benefit resulting from any adjustment to the Tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-

Distribution Period, Valero shall pay to Refining the Refining Group's share of any such Tax Benefit determined in accordance with Section 2.03(b)(ii). Valero shall also pay to Refining interest on the Refining Group's share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Valero to the date of payment to Refining under this
Section 5.04(b).

          5.05 PAYMENT OF SEPARATE COMPANY TAXES. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

          5.06 INDEMNIFICATION PAYMENTS. If any Company (the "payor") is required to pay to such Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Tax Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date or reimbursement under this Section 5.06.


          SECTION 6. TAX BENEFITS FOR ACCOUNT OF OTHER PARTY. If a member of one Group receives any Tax Benefit with respect to any Taxes for which a member of another Group is liable hereunder, the Company receiving such Tax Benefit shall make a payment to the Company who is liable for such Taxes hereunder within 30 days following receipt of the Tax Benefit in an amount equal to the Tax Benefit (including any Tax Benefit realized as a result of the payment) plus interest on such amount computed at the Prime Rate based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount under this Section 6.


          SECTION 7.  ASSISTANCE AND COOPERATION.

          7.01 GENERAL. After the Time of Distribution, each of the Companies shall cooperate (and cause their respective Subsidiaries to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Subsidiaries including (i) preparation and filing of Tax Returns (including, where necessary, preparation of Tax Returns by one Company for signature by the other Company), (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the Companies and their Subsidiaries available to such other Companies as provided in Section 8. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 7 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

          7.02 INCOME TAX RETURN INFORMATION. Each Company will provide to each other Company information and documents relating to their respective Groups required by the other Companies to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Valero's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.


          SECTION 8.  TAX RECORDS.

          (a) Retention of Tax Records. Except as provided in paragraph (b), Refining shall preserve and keep all Tax Records exclusively relating to the assets and activities of the Refining Group's Pre-Distribution Periods, and Valero shall preserve and keep all other Tax Records relating to Taxes for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Time of Distribution. If prior to the expiration of the applicable statute of limitation and such seven-year period Refining or Valero reasonably determines that any Tax Records which it is required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior written notice to the other Company. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. The notified Company shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

          (b) State Income Tax Returns. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of paragraph (a), by the Company responsible for preparing and filing the applicable Tax Return.

          (c) Access to Tax Records. The Companies and their respective Subsidiaries shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.


          SECTION 9.  TAX CONTESTS.

          9.01 NOTICES. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it is indemnified by one or more other parties hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of the relevant portions of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability.

          9.02  CONTROL OF TAX CONTEST.

          (a) Separate Company Taxes. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

          (b) Consolidated or Combined Income Taxes. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, Refining shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Refining Adjustment, including settlement of any such Refining Adjustment, and Valero shall control the defense or prosecution of all other portions of the Tax Contest, including settlement of any Valero Adjustment. A Company shall not agree to any Tax liability for which the other Company may be liable under this Agreement, or compromise any claim for any Tax Benefit which the other Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required). Notwithstanding any other provision contained in this Section 9, the indemnified party may settle any claim otherwise indemnifiable hereunder for any Tax Period (x) if the indemnified party waives the indemnification payment that might otherwise be payable under this Agreement in respect of such claim for such Tax Period and any other claim the contest of which is precluded by such settlement or (y) the party responsible for payment hereunder consents in writing to such settlement, such consent not to be unreasonably withheld based solely on the merits of the items indemnifiable hereunder.

          SECTION 10. EFFECTIVE DATE; TERMINATION OF PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS. This Agreement shall be effective at the Time of Distribution. Immediately prior to the close of business at the Time of Distribution (i) all Prior Intercompany Tax Allocation Agreements shall be terminated, and (ii) amounts due under such agreements as of the Time of Distribution shall be settled as of the Time of Distribution (including capitation or distribution of amounts due or receivable under such agreements). Upon such termination and settlement, no further payments by or to Valero, or by or to the Refining Group with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Subsidiaries shall cease at such time. Any payments pursuant to such agreements shall be ignored for purposes of computing amounts due under this Agreement.


          SECTION 11. NO INCONSISTENT ACTIONS. Each of the Companies and the Acquiror covenants and agrees that it will not take any action, and it will cause its Subsidiaries to refrain from taking any action, which is inconsistent with the Tax treatment of the Transaction contemplated in the Tax Opinion (any such act or failure to act is referred to in this Section 11 as a "Prohibited Action"), unless such Prohibited Action is required by law, or the person acting has obtained the prior written consent of each of the other parties (which consent shall not be unreasonably withheld). With respect to any Prohibited Action proposed by a Company or the Acquiror (the "Requesting Party"), each of the other parties (the "Requested Parties") shall grant its consent to such Prohibited Action if the Requesting Party either obtains a ruling from the Internal Revenue Service or other applicable Tax Authority or an opinion of independent tax counsel with respect to the Prohibited Action that is reasonably satisfactory to each of the Requested Parties (except that the Requesting Party shall not submit any such ruling request if a Requested Party determines in good faith that filing such request might have a materially adverse affect upon such Requested Party). Without limiting the foregoing:

                 (i) Refining represents and warrants that neither it nor any of its Subsidiaries nor, to the best knowledge of Refining, any other person or entity, has any plan or intent to take any action which is inconsistent with any factual statements or representations made in connection with the Tax Opinion. Regardless of any change in circumstances, Refining covenants and agrees that it will not take, and it will cause its Subsidiaries to refrain from taking, any such inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Time of Distribution other than as permitted in this Section 11. For purposes of applying this Section 11 to any such inconsistent action prior to the Effective Time, the members of the Valero Group shall be treated as Subsidiaries of Refining.

                 (ii) Acquiror represents and warrants that neither it nor any of its Subsidiaries has any plan or intent to take any action which is inconsistent with any factual statements or representations made in connection with the Tax Opinion. Regardless of any change in circumstances, Acquiror covenants and agrees that it will not take, and it will cause Valero and the other Subsidiaries of Acquiror to refrain from taking, any such inconsistent action on or before the last day of the calendar year ending after the second anniversary of the Time of Distribution other than as permitted in this Section 11.


          SECTION 12. SURVIVAL OF OBLIGATIONS. The obligations and liabilities of the parties, as well as the representations, warranties, covenants and agreements, set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.


          SECTION 13. EMPLOYEE MATTERS. Each of the Companies agrees to utilize, or cause its Subsidiaries to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.


          SECTION 14.  TREATMENT OF PAYMENTS; TAX GROSS UP.

          (a) Treatment of Tax Indemnity and Tax Benefit Payments. In the absence of any change in tax treatment under the Code or other applicable Tax
Law:

                 (i) any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient as distributions or capital contribution, as appropriate, occurring immediately before the Distribution but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation

          Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws), and

                 (ii) any Tax Benefit payments made by a Company under Section 6, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution but only to the extent payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).

          (b) Tax Gross Up. If, notwithstanding the manner in which Tax indemnity payments and Tax Benefit payments were reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment or its payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.


          SECTION 15. DISAGREEMENTS. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 17, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matters.


          SECTION 16. LATE PAYMENTS. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus three percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 16 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section or the interest rate provided under such other provision.

          SECTION 17. EXPENSES. Except as otherwise provided in this Agreement, each party and its Subsidiaries shall bear its own expenses incurred in connection with preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement.


          SECTION 18.  GENERAL PROVISIONS.

          (a) Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered in part or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

If to Refining:     ________________________
                    ________________________
                    ________________________
                    ________________________

If to Valero:       ________________________
                    ________________________
                    ________________________
                    ________________________

If to Acquiror:     ________________________
                    ________________________
                    ________________________
                    ________________________


A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

          (b) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

          (c) Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

          (d) Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          (e) Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Subsidiaries and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other parties in accordance with Section 9.

          (f) Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

          (g) Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

          (h) No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.08), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

          (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.


                                   VALERO ENERGY CORPORATION



                                   By:
                                       ----------------------------
                                   Its:
                                       ----------------------------



                                   VALERO REFINING AND MARKETING
                                     COMPANY



                                   By:
                                       ----------------------------
                                   Its:
                                       ----------------------------



                                   PG&E CORPORATION



                                   By:
                                       ----------------------------
                                   Its:
                                       ----------------------------